Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141208

PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED MARCH 9, 2007)

INTERNATIONAL GAME TECHNOLOGY

$900,000,000

2.60% Convertible Debentures due December 15, 2036

Shares of Common Stock Issuable Upon Conversion Of The Debentures

This Prospectus Supplement No. 5 supplements and amends the Prospectus dated March 9, 2007, as supplemented and amended (the “Prospectus”), relating to the resale from time to time by holders of our 2.60% Convertible Debentures Due 2036 and shares of our common stock issuable upon the conversion of the Debentures of such securities. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supersedes the information in the Prospectus:

	Principal Amount of Debentures		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding	Beneficially Owned	Offered Hereby(1)
Bayern Invest KAG; Convertible Bond Fonds	$4,000,000	*	*	64,750
Convertible Arbitrage Fund of a Series of Underlying Fund Trust	750,000	*	*	12,140
KBC Financial Products USA Inc.	9,900,000	1.10	*	160,256
Road Carriers Local 707	178,000	*	*	2,881

 *                                      Less than 1%

(1)                             The number of shares of common stock offered hereby includes shares of common stock into which the Debentures are convertible. The number of shares of common stock offered hereby is based on a conversion rate of 16.1875 shares of common stock per $1,000 principal amount of maturity of the Debentures. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the Debentures are convertible at a conversion rate of 16.1875 shares of common stock per $1,000 principal amount of maturity of the Debentures.

INVESTING IN THE DEBENTURES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 25, 2007.